FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

SUN COMMUNITIES, INC. (SUI) ANNOUNCES DISTRIBUTION INCREASE

Southfield, MI, February 15, 2017 - Sun Communities, Inc. (NYSE:SUI) (the “Company”), a real estate investment trust (“REIT”) that owns, operates or has an interest in manufactured housing and recreational vehicle communities, today announced that its Board of Directors has approved setting the 2017 annual distribution rate at $2.68 per common share, an increase of $0.08 over the current $2.60 per common share for 2016. This increase will begin with the first quarter distribution to be declared in March 2017 and paid in April 2017. While the Board of Directors has adopted the new annual distribution policy, the amount of each quarterly distribution on the Company’s common stock will be subject to approval by the Board of Directors.

Sun Communities, Inc. is a REIT that currently owns and operates or has an interest in a portfolio of 341 communities comprising approximately 117,000 developed sites.

For more information about Sun Communities, Inc. visit our website at www.suncommunities.com.

Forward Looking Statements

This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates," "approximate," "guidance," and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond the Company's control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, the performance of recent acquisitions, the ability to integrate future acquisitions smoothly and efficiently, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the headings entitled "Risk Factors" contained in the Company's 2015 Annual Report on Form 10-K, the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 2016, and the Company’s other periodic filings with the Securities and Exchange Commission.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company’s assumptions, expectations of future events, or trends.